QUEST DIAGNOSTICS REPORTS FIRST QUARTER 2007 RESULTS

LYNDHURST, N.J., APRIL 19, 2007—Quest Diagnostics Incorporated (NYSE: DGX), the nation’s leading provider of diagnostic testing, information and services, announced that for the first quarter ended March 31, 2007, income from continuing operations was $108 million, or $0.55 per diluted share compared to $155 million, or $0.77 per diluted share in the first quarter of 2006.

Earnings in the first quarter were reduced by an estimated $0.17 per share as a result of the company becoming a non-contracted provider to UnitedHealthcare, as previously announced, effective January 1, 2007. Additionally, earnings were reduced by the following factors: $0.03 per share for costs associated with workforce reductions; $0.03 per share associated with the impact of severe storms in February; and, $0.01 per share to expense in-process research and development acquired in connection with the acquisition of HemoCue in the quarter. Included in the results of the first quarter of 2006 were special charges of $0.08 per share, primarily associated with integration activities, and a pretax gain of $0.05 per share, associated with the sale of an investment.

First quarter revenues were $1.5 billion, a decrease of 1.7% below the prior-year level. Clinical testing revenues decreased by 3.2%. Clinical testing volume, measured by the number of requisitions, decreased 7.3% and revenue per requisition increased 4.4%. The change in status with UnitedHealthcare reduced consolidated revenues by approximately 5% and testing volume by approximately 6%. In addition, severe weather reduced revenues and volume by approximately 1%.

“The change in status with UnitedHealthcare had a significant impact during the quarter; however, doctors within the UnitedHealthcare network exercised choice and continued to send us their discretionary business and some of their UnitedHealthcare work,” said Surya N. Mohapatra, Ph.D., Chairman and Chief Executive Officer. “We believe this is due to our superior service levels, and the efforts of our sales force. In the first quarter, we experienced slower growth than we had anticipated because we have, for the past two quarters, dedicted significant attention and resources to retaining business. We have now shifted our focus to growing our business and are gaining momentum. Our new agreement with Aetna and the announced acquisition of AmeriPath will further accelerate growth. ”

For the first quarter, operating income was $201 million, or 13.2% of revenues, compared to $259 million, or 16.7% of revenues in 2006. Operating income, compared to the prior year, was impacted by lower revenues, additional costs associated with retaining business and improving service levels, costs associated with workforce reductions and the expense of in-process research and development. Operating income for 2006 reflected $27 million of special charges, primarily associated with integration activities.

Bad debt expense as a percentage of revenues increased to 4.4% from 4.1% a year ago, principally due to billing complexities associated with the change in contract status with UnitedHealthcare. Days sales outstanding were 47 days, compared to 48 days at the end of 2006. Cash flow from operations was $152 million compared to $241 million in 2006. During the quarter, the company repurchased $105 million of its common stock and made capital expenditures of $40 million.

Outlook for 2007

For the full year 2007 the company currently expects results from continuing operations as follows: adjusted earnings per diluted share of between $2.75 and $2.95; revenues of $6.1 billion to $6.2 billion; and operating income of between 16% and 17% of revenues. Over the same period, the company expects cash from operations to approximate $800 million and capital expenditures to approximate $200 million. These estimates exclude the impact of the planned AmeriPath acquisition, the $0.04 per share in total first quarter charges associated with workforce reductions and the expense of in-process research and development, and are before charges related to potential additional restructuring activities.

Quest Diagnostics will hold its first quarter conference call on April 19, 2007 at 8:30 A.M. Eastern Time. A simulcast of the call and a replay are available via the Internet at: www.questdiagnostics.com and registered analysts may access the call at: www.streetevents.com. In addition, a replay of the call will be available from 11:30 A.M. on April 19 through 11 P.M. on May 19, 2007 to investors in the U.S. by dialing 888-566-0495. Investors outside the U.S. may dial 203-369-3054. No password is required for either number.

Quest Diagnostics is the leading provider of diagnostic testing, information and services that patients and doctors need to make better healthcare decisions. The company offers the broadest access to diagnostic testing services through its national network of laboratories and patient service centers, and provides interpretive consultation through its extensive medical and scientific staff. Quest Diagnostics is a pioneer in developing innovative new diagnostic tests and advanced healthcare information technology solutions that help improve patient care. Additional company information is available at: www.questdiagnostics.com.

The statements in this press release, which are not historical facts or information, may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results and outcomes to be materially different. Certain of these risks and uncertainties may include, but are not limited to, competitive environment, changes in government regulations, changing relationships with customers, payers, suppliers and strategic partners and other factors described in the Quest Diagnostics Incorporated 2006 Form 10-K and subsequent filings.

– Table follows –

     Quest Diagnostics Incorporated and Subsidiaries
Consolidated Statements of Operations
For the Three Months Ended March 31, 2007 and 2006
(in millions, except per share and percentage data)
(unaudited)

	Three Months Ended
	March 31,

	2007	2006

Net revenues	$1,526.2	$1,553.1

Operating costs and expenses:
Cost of services	931.8	916.2
Selling, general and administrative	384.8	348.5
Amortization of intangible assets	4.5	2.3
Other operating expense, net	4.2	27.4
Total operating costs and expenses	1,325.3	1,294.4

Operating income	200.9	258.7

Other income (expense):
Interest expense, net	(26.5)	(23.5)
Minority share of income	(6.1)	(5.4)
Equity earnings in unconsolidated joint ventures	6.9	8.0
Other income, net	1.9	17.5
Total non-operating expenses, net	(23.8)	(3.4)

Income from continuing operations before taxes	177.1	255.3
Income tax expense	69.6	100.7
Income from continuing operations	107.5	154.6
Loss from discontinued operations, net of taxes	(1.6)	(10.0)
Net income	$105.9	$144.6

Earnings per common share - basic:
Income from continuing operations	$0.56	$0.78
Loss from discontinued operations	(0.01)	(0.05)
Net income	$0.55	$0.73

Earnings per common share – diluted:
Income from continuing operations	$0.55	$0.77
Loss from discontinued operations	(0.01)	(0.05)
Net income	$0.54	$0.72

Weighted average common shares outstanding:
Basic	193.4	198.4
Diluted	195.3	201.0

Operating income as a percentage of net revenues	13.2%	16.7%

Quest Diagnostics Incorporated and Subsidiaries
Consolidated Balance Sheets
March 31, 2007 and December 31, 2006
(in millions, except per share data)

	March 31,	December 31,
	2007	2006
	(unaudited)

Assets
Current assets:
Cash and cash equivalents	$158.4	$149.6
Accounts receivable, net	810.6	774.4
Inventories	87.7	78.6
Deferred income taxes	107.5	120.5
Prepaid expenses and other current assets	82.7	67.9
Total current assets	1,246.9	1,191.0
Property, plant and equipment, net	760.9	752.4
Goodwill, net	3,724.8	3,391.0
Intangible assets, net	312.0	193.4
Other assets	141.9	133.7
Total assets	$6,186.5	$5,661.5

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$800.7	$834.0
Short-term borrowings and current portion of long-term debt	767.0	316.9
Total current liabilities	1,567.7	1,150.9
Long-term debt	1,238.3	1,239.1
Other liabilities	351.3	252.3
Stockholders’ equity:
Common stock, par value $0.01 per share; 600 shares
authorized; 213.7 and 213.8 shares issued at March 31,
2007 and December 31, 2006, respectively	2.1	2.1
Additional paid-in capital	2,183.7	2,185.1
Retained earnings	1,881.7	1,800.3
Accumulated other comprehensive income (loss)	0.6	(0.1)
Treasury stock, at cost; 21.2 and 19.8 shares at March 31,
2007 and December 31, 2006, respectively	(1,038.9)	(968.2)
Total stockholders’ equity	3,029.2	3,019.2
Total liabilities and stockholders’ equity	$6,186.5	$5,661.5

Quest Diagnostics Incorporated and Subsidiaries
Consolidated Statements of Cash Flows
For the Three Months Ended March 31, 2007 and 2006
(in millions)
(unaudited)

	Three Months Ended
	March 31,
	2007	2006

Cash flows from operating activities:
Net income	$105.9	$144.6
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	50.3	49.0
Provision for doubtful accounts	67.5	63.4
Stock-based compensation expense	16.1	19.4
Provision for restructuring and other special charges	-	24.8
Deferred income tax benefit	(8.8)	(11.6)
Minority share of income	6.1	5.4
Excess tax benefits from stock-based compensation arrangements	(4.2)	(12.7)
Other, net	1.3	(17.6)
Changes in operating assets and liabilities:
Accounts receivable	(94.0)	(106.2)
Accounts payable and accrued expenses	(45.4)	(1.9)
Integration, settlement and other special charges	(2.1)	-
Income taxes payable	67.9	98.9
Other assets and liabilities, net	(9.1)	(14.8)
Net cash provided by operating activities	151.5	240.7

Cash flows from investing activities:
Business acquisitions, net of cash acquired	(306.6)	-
Capital expenditures	(40.1)	(42.2)
Decrease in investments and other assets	0.8	14.2
Net cash used in investing activities	(345.9)	(28.0)

Cash flows from financing activities:
Repayments of debt	(128.3)	(60.0)
Proceeds from borrowings	450.0	-
Decrease in book overdrafts	(10.2)	(14.3)
Purchases of treasury stock	(105.0)	(104.0)
Exercise of stock options	17.6	38.8
Excess tax benefits from stock-based compensation arrangements	4.2	12.7
Dividends paid	(19.4)	(17.9)
Distributions to minority partners	(4.7)	(3.1)
Financing costs paid	(1.0)	(0.5)
Net cash provided by (used in) financing activities	203.2	(148.3)

Net change in cash and cash equivalents	8.8	64.4

Cash and cash equivalents, beginning of period	149.6	92.1

Cash and cash equivalents, end of period	$158.4	$156.5

Cash paid during the period for:
Interest	$20.3	$21.9
Income taxes	$9.3	$8.6

Notes to Financial Tables

1)

In April 2006, the Company decided to discontinue the operations of a test kit manufacturing subsidiary, NID. During the third quarter of 2006, the Company completed its wind down of NID and classified the operations of NID as discontinued operations. The results of operations for NID have been reported as discontinued operations in the accompanying consolidated statement of operations. The prior year period consolidated statement of operations and related disclosures have been restated to report the results of NID as discontinued operations.

2)	The computation of basic and diluted earnings per common share is as follows:

	Three Months Ended
	March 31,
	2007	2006
	(in millions, except per share data)

Income from continuing operations	$107.5	$154.6
Loss from discontinued operations	(1.6)	(10.0)
Net income available to common stockholders - basic and diluted	$105.9	$144.6

Weighted average common shares outstanding - basic	193.4	198.4

Effect of dilutive securities:
Stock options, restricted common shares and performance share units	1.9	2.6

Weighted average common shares outstanding - diluted	195.3	201.0

Earnings per common share - basic:
Income from continuing operations	$0.56	$0.78
Loss from discontinued operations	(0.01)	(0.05)
Net income	$0.55	$0.73

Earnings per common share - diluted:
Income from continuing operations	$0.55	$0.77
Loss from discontinued operations	(0.01)	(0.05)
Net income	$0.54	$0.72

3)	During the first quarter of 2007, the Company initiated plans to adjust its cost structure to match its new volume levels and recorded $10.7 million of costs associated with workforce reductions. Of these costs, $3.9 million were included in costs of services and $6.8 million were included in selling, general and administrative costs.

4)	Other operating expense, net represents miscellaneous income and expense items related to operating activities including gains and losses associated with the disposal of operating assets and provisions for restructurings and other special charges. For the three months ended March 31, 2007, other operating expense, net includes a $4.0 million charge related to in-process research and development expense associated with HemoCue, which the Company acquired on January 31, 2007.

During the first quarter of 2006, the Company finalized its plan related to the integration of LabOne, Inc. and recorded a charge of $20.7 million associated with executing the integration plan. The $20.7 million charge relates to actions that impact Quest Diagnostics’ employees and operations and is comprised principally of employee severance costs. In addition, during the first quarter of 2006, the Company recorded a $4.1 million charge related to consolidating our operations in California into a new facility. The costs were comprised primarily of employee severance costs and the write-off of certain operating assets.

5)	Other income, net represents miscellaneous income and expense items related to non-operating activities such as gains and losses associated with investments and other non-operating assets.

For the three months ended March 31, 2006, other income, net includes a $15.8 million gain on the sale of an investment.

6)	For the three months ended March 31, 2007, the Company repurchased approximately 2.1 million shares of its common stock at an average price of $50.98 per share for $105 million. For the three months ended March 31, 2007, the Company reissued 0.7 million shares for employee benefit plans. Since the inception of the share repurchase program in May 2003, the Company has repurchased 43.4 million shares of its common stock at an average price of $45.18 for $2.0 billion. At March 31, 2007, $145 million of the share repurchase authorizations remained available.

7)	The following table summarizes the approximate impact of various items on year-over-year comparisons for certain revenue metrics reported for the quarter ended March 31, 2007, and is included for informational purposes only:

	Continuing Operations Three Months Ended March 31, 2007

	Consolidated
	Revenue	Volume	Revenue
	Growth	Growth	per Requisition

Reported:	(1.7)%	(7.3)%	4.4%

Impact on comparisons to prior year of:
Impact of contract change	(4.8)%	(6.1)%	1.0%
Slower growth due to retention efforts	(2.0)%	(2.0)%	(0.2)%
Acquisitions	1.8%	0.2%	0.4%
Weather	(0.6)%	(0.6)%	-

8)	Adjusted diluted earnings per common share represents management's estimate of diluted earnings per common share for the full year 2007 before charges associated with workforce reductions and in-process research and development. Adjusted diluted earnings per common share is presented because management believes it is a useful adjunct to estimated diluted earnings per common share and other measurements under accounting principles generally accepted in the United States since it is a meaningful measure of the Company's ongoing operating performance and is on a basis consistent with previous estimates of diluted earnings per common share. Adjusted diluted earnings per common share is not a measure of financial performance under accounting principles generally accepted in the United States and should not be considered as an alternative to estimated diluted earnings per common share. The following table reconciles estimated diluted earnings per common share to estimated adjusted diluted earnings per common share:

Twelve Months
Ended
December 31,
2007

Estimated diluted earnings per common share	$2.71 - $2.91

Add:
Charge associated with workforce reductions	0.03
Write-off of in-process research & development	0.01

Estimated adjusted diluted earnings per common share	$2.75 - $2.95